Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Southwest Gas Corporation, which is incorporated by reference in Southwest Gas Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

PricewaterhouseCoopers LLP

Los Angeles, California
June 30, 2003